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PRESS RELEASE

TCF AND WINTHROP RESOURCES SIGN MERGER AGREEMENT

    MINNEAPOLIS, Feb. 28, 1997 -- TCF Financial Corporation (TCF) ( NYSE:TCB) and Winthrop Resources Corporation (Winthrop) (Nasdaq-NMS:WINR), both based in Minneapolis, today announced the signing of a definitive agreement to merge in a
tax-free stock-for-stock exchange.   TCF is a savings bank holding company with
$7.1 billion in assets and more than 250 retail financial services offices. Winthrop, with leased assets of $327 million, specializes in leasing business-essential equipment to companies throughout the United States.

    TCF and Winthrop noted that the decision to proceed with the merger, which was initially announced Feb. 14 with the signing of a letter of intent, was reached after satisfactory completion of due diligence and approval of both companies' boards of directors.

    "We believe this merger makes good business sense," said TCF Chairman and Chief Executive Officer William A. Cooper. "Through Winthrop, TCF enters another profitable and growing line of business. Winthrop gains from TCF a low-cost source of funding to help fuel continued expansion."

    Winthrop President John L. Morgan agreed that the merger is a good strategic fit. "Our combined resources and commitment to building franchise value create an excellent opportunity for Winthrop shareholders, employees, and customers," said Morgan.

    Under the terms of the agreement, one share of Winthrop common stock will be exchanged for 0.7766 of one common share of TCF, for a total of approximately
6.9 million TCF shares. TCF expects the merger to be approximately 3 percent dilutive to earnings in the first full


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year.

    The agreement provides that Morgan will continue as president of Winthrop and will join TCF's board of directors. Winthrop will becomes a subsidiary of TCF Bank Minnesota.

    The agreement is subject to approval by both companies' shareholders, required regulatory filings and approvals, and treatment of the transaction as a pooling of interests for accounting purposes. Winthrop has the right to terminate the transaction if the average closing price of TCF common stock is less than $42.30 per share. TCF has the right to terminate the transaction if its average closing stock price is more than $51.70 per share. The period for the average closing stock price is the 30 trading days ending three business days prior to the later of 1) the last shareholders meeting to vote on the merger, or 2) the date of the last regulatory approval. Assuming satisfactory completion of these conditions, the merger is expected to close by the end of the second quarter of 1997.

    Winthrop is a financial services company that leases computers, telecommunications equipment, point-of-sale systems and other business-essential equipment to companies nationwide. For 1996, Winthrop had net earnings of $14.7 million, or $1.76 per share, a 5.1 percent return on average leased assets, and a 21.7 percent return on average equity.

    TCF is a stock savings bank holding company with banking operations in Minnesota, Illinois, Wisconsin, Michigan and Ohio. Affiliates include consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies. Excluding a regulatory special assessment, TCF reported record 1996 earnings of $107.4 million, or $3.04 per share, a return on average assets of
1.56 percent, and a return on average realized common equity of 20.22 percent.

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FILED BY EDGAR

March 7, 1997


Securities and Exchange Commission
Attn: Document Control--File Desk
450 Fifth Street, NW
Washington, DC   20549

Re:      Winthrop Resources Corporation
         Commission File No. 0-20123

Dear Filing Officer:

Filed herewith via EDGAR is a Current Report on Form 8-K for Winthrop Resources Corporation.

Please direct any questions you may have concerning this report to me at (612) 936-0226.

Sincerely,

WINTHROP RESOURCES CORPORATION

/s/ Gary W. Anderson
-----------------------------------
Gary W. Anderson
Vice President/Controller